UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2017

SunCoke Energy Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	001-35782	35-2451470
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1011 Warrenville Road, Suite 600 Lisle, Illinois		60532
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code: (603) 824-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 14, 2017, SunCoke Energy Partners, L.P. (the “Partnership”) and its wholly owned subsidiary, SunCoke Energy Partners Finance Corp. (“Finance Corp.” and, together with the Partnership, the “Issuers”), together with certain other affiliated parties, entered into a note purchase agreement (the “Note Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the several initial purchasers (the “Initial Purchasers”), with respect to the issuance and sale by the Issuers of $70,000,000 principal amount of their 7.50% Senior Notes due 2025 (the “Notes”). Payment and delivery of the Notes occurred on December 19, 2017. The Notes were issued pursuant to the Indenture dated as of May 24, 2017 (the “Indenture”) among the Issuers, the several guarantors identified therein, and The Bank of New York Mellon Trust Company, N.A., as trustee, pursuant to which the Issuers issued $630,000,000 principal amount of Notes in May 2017.

The Partnership received net proceeds of approximately $72,300,000 from the Notes offering. The Partnership intends to use the net proceeds from the Notes offering to repay borrowings outstanding under its revolving credit facility.

The Notes constitute “Additional Notes” (as such term is defined in the Indenture) and were issued pursuant to and in compliance with the Indenture. The Notes were offered in the United States to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act. The Notes have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

The Notes are the senior unsecured obligations of the Issuers, and are guaranteed on a senior unsecured basis by each of the Partnership’s existing and certain future subsidiaries (other than Finance Corp.). The Notes will mature on June 15, 2025. Interest on the Notes will accrue at the rate of 7.50% from December 15, 2017. Interest on the Notes is payable semi-annually in cash in arrears on June 15 and December 15 of each year, commencing on June 15, 2018.

The Issuers may redeem some or all of the Notes at any time on or after June 15, 2020 at specified redemption prices plus accrued and unpaid interest, if any, to the redemption date. Before June 15, 2020 and following certain equity offerings, the Issuers may also redeem up to 35% of the Notes at a price equal to 107.500% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date. In addition, at any time prior to June 15, 2020, the Issuers may redeem some or all of the Notes at a price equal to 100% of the principal amount, plus accrued and unpaid interest, if any, to the redemption date, plus a “make-whole” premium.

The Issuers are obligated to offer to purchase all or a portion of the Notes at a price of (a) 101% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase, upon the occurrence of certain change of control events and (b) 100% of their principal amount, together with accrued and unpaid interest, if any, to the date of purchase, upon the occurrence of certain asset dispositions. These restrictions and prohibitions are subject to certain qualifications and exceptions set forth in the Indenture, including without limitation, reinvestment rights with respect to the proceeds of asset dispositions.

The Indenture contains covenants that, among other things, limit the Partnership’s ability and the ability of certain of the Partnership’s subsidiaries to (i) incur indebtedness, (ii) pay dividends or make other distributions, (iii) prepay, redeem or repurchase certain subordinated debt, (iv) make loans and investments, (v) sell assets, (vi) incur liens, (vii) enter into transactions with affiliates and (viii) consolidate or merge. These covenants are subject to a number of exceptions and qualifications set forth in the Indenture.

The foregoing descriptions of the Note Purchase Agreement, Indenture and the Notes are qualified in their entirety by reference to the actual terms of the respective documents.

A copy of the Note Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this report is incorporated in this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Note Purchase Agreement, dated December 14, 2017.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNCOKE ENERGY PARTNERS, L.P.

	By:	SunCoke Energy Partners GP LLC, its general partner

Date: December 20, 2017	By:	/s/ Fay West
Fay West
Senior Vice President Officer and Chief Financial Officer